Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

TOPGOLF CALLAWAY BRANDS CORP.

Topgolf Callaway Brands Corp. (the “Corporation”), a corporation organized and existing under the law of the State of Delaware, hereby certifies as follows:

1. The Third Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article I thereof and inserting the following in lieu thereof:

“NAME OF CORPORATION

The name of this Corporation is Callaway Golf Company.”

2. That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Third Restated Certificate of Incorporation to be signed by its duly authorized officer this 15th day of January, 2026.

By:	/s/ Heather D. McAllister
Name:	Heather D. McAllister
Title:	Senior Vice President, General Counsel and Corporate Secretary